UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G/A
Amendment No. 8

Under the Securities Exchange Act of 1934*

China Cord Blood Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

698659109
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JCF CO LF, L.P. (45-3936411)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,858,291

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,858,291

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,858,291 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.55%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jayhawk Capital Management, L.L.C. (48-1172612)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,858,291*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,858,291*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,858,291* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.55%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Includes 1,858,291 shares of common stock, par value $0.0001 per share, held by JCF CO LF, L.P.
** Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jayhawk Private Equity Fund II, L.P. (26-1692972)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
6,670,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
6,670,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,670,000 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.14%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jayhawk Private Equity GP II, L.P. (26-1692915)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
6,670,000*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
6,670,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,670,000* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.14%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Includes 6,670,000 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P.
**Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Jayhawk Private Equity, LLC (26-1692786)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
6,670,000*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
6,670,000*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,670,000* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.14%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Includes 6,670,000 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P.
**Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JHAB Fund II, LLC (26-1692786)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,308,901

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,308,901

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,308,901 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.79%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
JHAB Management II, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,308,901*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,308,901*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,308,901* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.79%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Includes 1,308,901 shares of common stock, par value $0.0001 per share, held by JHAB Fund II, LLC.
**Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MCCARTHY FAMILY SD, LLC (45-4463076)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
South Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
176,754

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
176,754

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
176,754 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.24%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
7-2010 GRAT 5 UNDER KENT C MCCARTHY GRAT TR DTD 4-23-2010 (27-6713297)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
300,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
300,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
300,000 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.41%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
7-2010 GRAT 6 UNDER KENT C MCCARTHY GRAT TR DTD 4-23-2010 (27-6713301)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
180,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
180,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
180,000 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.25%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

CUSIP No.     698659109

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kent C. McCarthy

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
10,493,946*

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
10,493,946*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,493,946* (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐ Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
14.37%**

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

*Includes 1,858,291 shares of common stock, par value $0.0001 per share, held by JCF CO LF, L.P., 6,670,000 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P., 1,308,901 shares of common stock, par value $0.0001 per share, held by JHAB Fund II, LLC., 176,754 shares of common stock, par value $0.0001 per share held by McCarthy Family SD, LLC, 300,000 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010 and 180,000 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010.
**Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

Item 4	Ownership:

The information below is as of December 31, 2014.

(a)	Amount beneficially owned:
1.   JCF CO LF, L.P.: 1,858,291
2.   Jayhawk Capital Management, L.L.C.: 1,858,291*
3.   Jayhawk Private Equity Fund II, L.P.: 6,670,000
4.   Jayhawk Private Equity GP II, L.P.: 6,670,000**
5.   Jayhawk Private Equity, LLC: 6,670,000**
6.   JHAB Fund II, LLC: 1,308,901
7.   JHAB Management II, LLC: 1,308,901***
8.   McCarthy Family SD, LLC: 176,754
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 300,000
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 180,000
11. Kent C. McCarthy: 10,493,946****

(b)	Percent of class:
1.   JCF CO LF, L.P.: 2.55%
2.   Jayhawk Capital Management, L.L.C.: 2.55%
3.   Jayhawk Private Equity Fund II, L.P.: 9.14%
4.   Jayhawk Private Equity GP II, L.P.: 9.14%
5.   Jayhawk Private Equity, LLC: 9.14%
6.   JHAB Fund II, LLC: 1.79%
7.   JHAB Management II, LLC: 1.79%
8.   McCarthy Family SD, LLC: 0.24%
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0.41%
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0.25%
11. Kent C. McCarthy: 14.37%

Percent of class is based on 73,003,248 outstanding shares of common stock, par value $0.0001 per share, as of September 30, 2014, as reported by China Cord Blood Corporation on its Form 6-K/A filed on December 12, 2014.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
1.   JCF CO LF, L.P.: 0
2.   Jayhawk Capital Management, L.L.C.: 0
3.   Jayhawk Private Equity Fund II, L.P.: 0
4.   Jayhawk Private Equity GP II, L.P.: 0
5.   Jayhawk Private Equity, LLC: 0
6.   JHAB Fund II, LLC: 0
7.   JHAB Management II, LLC: 0
8.   McCarthy Family SD, LLC: 0
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
11. Kent C. McCarthy: 0

(ii)	Shared power to vote or direct the vote:
1.   JCF CO LF, L.P.: 1,858,291
2.   Jayhawk Capital Management, L.L.C.: 1,858,291*
3.   Jayhawk Private Equity Fund II, L.P.: 6,670,000
4.   Jayhawk Private Equity GP II, L.P.: 6,670,000**
5.   Jayhawk Private Equity, LLC: 6,670,000**
6.   JHAB Fund II, LLC: 1,308,901
7.   JHAB Management II, LLC: 1,308,901***
8.   McCarthy Family SD, LLC: 176,754
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 300,000
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 180,000
11. Kent C. McCarthy: 10,493,946****

(iii)	Sole power to dispose or to direct the disposition of:
1.   JCF CO LF, L.P.: 0
2.   Jayhawk Capital Management, L.L.C.: 0
3.   Jayhawk Private Equity Fund II, L.P.: 0
4.   Jayhawk Private Equity GP II, L.P.: 0
5.   Jayhawk Private Equity, LLC: 0
6.   JHAB Fund II, LLC: 0
7.   JHAB Management II, LLC: 0
8.   McCarthy Family SD, LLC: 0
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 0
11. Kent C. McCarthy: 0

(iv)	Shared power to dispose or to direct the disposition of:
1.   JCF CO LF, L.P.: 1,858,291
2.   Jayhawk Capital Management, L.L.C.: 1,858,291*
3.   Jayhawk Private Equity Fund II, L.P.: 6,670,000
4.   Jayhawk Private Equity GP II, L.P.: 6,670,000**
5.   Jayhawk Private Equity, LLC: 6,670,000**
6.   JHAB Fund II, LLC: 1,308,901
7.   JHAB Management II, LLC: 1,308,901***
8.   McCarthy Family SD, LLC: 176,754
9.   7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 300,000
10. 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010: 180,000
11. Kent C. McCarthy: 10,493,946****

*Includes 1,858,291 shares of common stock, par value $0.0001 per share held by JCF CO LF, L.P.
**Includes 6,670,000 shares of common stock, par value $0.0001 per share held by Jayhawk Private Equity Fund II, L.P.
***Includes 1,308,901 shares of common stock, par value $0.0001 per share held by JHAB Fund II, LLC.
****Includes 1,858,291 shares of common stock, par value $0.0001 per share, held by JCF CO LF, L.P., 6,670,000 shares of common stock, par value $0.0001 per share, held by Jayhawk Private Equity Fund II, L.P., 1,308,901 shares of common stock, par value $0.0001 per share held by JHAB Fund II, LLC, 176,754 shares of common stock, par value $0.0001 per share held by McCarthy Family SD, LLC, 300,000 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010 and 180,000 shares of common stock, par value $0.0001 per share held by 7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010.

Item 10	Certification:

By signing below each party certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the parties below certify that the information set forth in this statement is true, complete and correct.

Dated:	February 13, 2015

/s/ Kent C. McCarthy
Kent C. McCarthy

Jayhawk Capital Management, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JHAB Management II, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity GP II, L.P.

By:	Jayhawk Private Equity, LLC Its general partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity Fund II, L.P.

By:	Jayhawk Private Equity GP II, L.P. Its general partner By: Jayhawk Private Equity, LLC Its general partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JCF CO LF, L.P.

By:	Jayhawk Capital Management, LLC Its General Partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JHAB Fund II, LLC

By:	JHAB Management II, LLC Its Manager
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

McCarthy Family SD, LLC

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Manager

7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Trustee

7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Trustee

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G/A (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of China Cord Blood Corporation, and further agree that this Agreement be included as an exhibit to such filings.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of February,  2015.

/s/ Kent C. McCarthy
Kent C. McCarthy

Jayhawk Capital Management, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JHAB Management II, LLC

By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity GP II, L.P.

By:	Jayhawk Private Equity, LLC Its general partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

Jayhawk Private Equity Fund II, L.P.

By:	Jayhawk Private Equity GP II, L.P. Its general partner By: Jayhawk Private Equity, LLC Its general partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JCF CO LF, L.P.

By:	Jayhawk Capital Management, LLC Its General Partner
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

JHAB Fund II, LLC

By:	JHAB Management II, LLC Its Manager
	By:	/s/ Kent C. McCarthy
Name: Kent C. McCarthy
Title: Manager

McCarthy Family SD, LLC

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Manager

7-2010 GRAT 5 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Trustee

7-2010 GRAT 6 Under Kent C McCarthy GRAT Tr Dtd 4-23-2010

By:	/s/ Michael D. Schmitz
Name: Michael D. Schmitz
Title: Trustee